EXHIBIT 77.H


77.H	CHANGES IN CONTROL OF REGISTRANT

Small Cap Fund (series #01):

No client had controlling interest in this fund.


International Stock Fund (series #02):

Controlling interest stayed with Lumber Industry
Pension Fund at 28.9% with no other client holding more than 25% of the fund.

High Yield Fund (series #03):

No client had controlling interest in this fund.


Short Term Bond Fund (series #04):

Controlling interest stayed with Oregon Health
Science University Foundation at 39.1% with no other client holding more than 25% of the fund.


Fixed Income Securities Fund (series #05)

As of 4/30/01, The Sherwood Trust had a control in the fund at 30.4% of the fund. On 5/22/01 they sold 96,805 shares and on 11/15/01 they sold another 75,188 shares. These redemption transactions brought their holdings to only 18.5% of the fund so they no longer have a controlling interest.

On 5/3/01, Local Union 191 IBEW Joint Trust Funds bought into the fund with a purchase of 1,096,815 shares. They did redeem 165,209 shares on 5/24/01 and 33,898 shares on 9/19/01. However, their activity left them with holdings of 34.9% of the fund giving them controlling interest.

No other clients held more than 25% of the fund.


International Bond Fund (series #06)

No clients were invested in this fund.


Small/Mid Cap Fund (series #07)

No client had controlling interest in this fund.



Strategic Equity Fund (series #08)

This was a new fund that had its first investor on 10/9/01. Willamette University invested 3,247,880 shares on 10/10/01 and another 173,410 shares on 10/12/01. As of 10/31/01, they had holdings of 93.5% of the fund.



Because of their shareholdings, each of the above shareholders has acquired or ceased a controlling interest in their respective series of CMC Fund
Trust. The controlling interest is subject to change based upon the purchases and sales of the controlling shareholder and other shareholders within each of the Funds.
































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